Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan of Sutro Biopharma, Inc. of our report dated February 28, 2022 with respect to the financial statements of Sutro Biopharma, Inc. and the effectiveness of internal control over financial reporting of Sutro Biopharma, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
February 28, 2022